March 30, 2005

Mr. William Keiper

Re: Employment Agreement

Dear Will:

Upon execution by you, this letter will constitute your employment agreement (this “Agreement”) with Hypercom Corporation (the “Company”).

1.	Term. This Agreement will be effective as 12:01 p.m. on March 31, 2005 and will terminate upon the election of a new President and Chief Executive Officer, or earlier, at the election of the Board.

2.	Position with the Company. During the term of this Agreement, you will serve both as interim President and Chief Executive Officer of the Company, as well as Chairman of the Board of Directors of the Company. You will faithfully and diligently perform all duties commensurate with these positions, including those duties directed by the Company’s Board of Directors (the “Board”), as well as those set forth in the Company’s Bylaws that relate to such positions. While the Company recognizes that you will continue as a member of Arrange Technology LLC and may devote some working time to its business, you agree to devote a majority of your work hours to Company obligations. The Company also acknowledges that you are currently a member of the Boards of Directors of JDA Software Group, Inc.; Zones, Inc.; and Smith Micro Software, Inc.

3.	Compensation. You will receive the following compensation for your services during the term of your employment:

(a)	You will receive a base salary at an annual rate of $400,000, prorated for time worked in any given year. Your salary will be paid in equal installments in accordance with the Company’s salary payment policies as in effect from time to time, and such salary payments will be subject to the usual withholding for income tax and other customary deductions. You will not participate in any bonus plan of the Company but may be awarded a bonus at the discretion of the Board of Directors.

(b)	Upon your execution of this Agreement, the Company will grant to you 50,000 shares of restricted common stock of the Company. The restricted stock cannot be sold by you or any of your agents or assigns for a period of one year from the effective date of this Agreement. The Company will also provide to you a sufficient cash “gross up” to pay all federal and state income taxes on this restricted stock award (but not on the cash so paid), payable by the Company upon notice of the payment and amount due, no later than the day such taxes are due. The Company acknowledges that you are a resident of California for state income tax purposes.

(c)	The Company will provide you with a rental car allowance in a reasonable amount to be determined by the Board and the Company during this Agreement.

(d)	The Company will provide you with a housing allowance in a reasonable amount to be determined by the Board and the Company, provided, however, that such allowance will be in an amount comparable to what it costs to stay in a standard room at the Sheraton Crescent Hotel located in Phoenix, Arizona and will not exceed $1,200 per month.

(e)	For each week during the term of this Agreement, the Company will provide you with a reasonable allowance for one airline ticket departing from Oakland, California and arriving in Phoenix, Arizona, and for one airline ticket departing from Phoenix, Arizona and arriving in Oakland, California.

(f)	You may participate in any pension or profit sharing plan, stock purchase plan, group benefit plan, medical plan, and/or other benefit plans, either currently in effect or as may be established from time to time by the Board, for which you as an officer of the Company are, and remain, eligible to participate. (You acknowledge that you will not be entitled to any benefits under any discretionary plan unless actually provided to you in accordance with such plan).

(g)	You will be permitted to take vacations and sick leave in accordance with the Company’s policies and procedures as in effect for officers of the Company.

4.	Business Expenses. The Company will pay or reimburse you for all ordinary and necessary business expenses incurred or paid by you in furtherance of the Company’s business, in accordance with the Company’s policies and procedures. Without limitation, such expenses include reasonable costs for a cellular telephone and Blackberry or other comparable wireless communications devices.

5. Termination for Cause or by Voluntary Resignation.

(a)	The Company may terminate you for Cause, as defined below. Upon any termination for Cause, or in the event that you voluntarily resign from the Company, you will be entitled to receive only that compensation due you through the date of termination or resignation, as the case may be.

(b)	For purposes of this Agreement, “Cause” means if the Board, in its reasonable and good faith discretion, determines that you (i) have developed or pursued interests substantially adverse to the Company, (ii) have materially breached any employment or confidentiality agreement or otherwise failed to satisfactorily discharge your duties, (iii) have not devoted a majority of your business time, effort and attention to the affairs of the Company (or such lesser amount as has been agreed to in writing by the Company), (iv) are charged with or convicted of a felony, or (v) have engaged in activities or omissions that are detrimental to the well-being of the Company.

6. Death or Disability.

(a)	If during the term of this Agreement you die, then this Agreement will terminate and your estate will be entitled to receive the compensation due you through the date of your termination.

(b)	If during the term of this Agreement you become so disabled or incapacitated by reason of any physical or mental illness or any drug or alcohol addiction so as to be unable to perform the services required of you pursuant to this Agreement for a continuous period of one month, then, at the option of the Company, this Agreement will terminate at the end of such one month period, provided that during such period of disability or incapacity, you will be paid the full salary and expenses otherwise payable to you.

7.	Termination by the Company Other than for Cause. In the event that you are terminated without Cause, or in the event a new President and Chief Executive Officer is hired by the Company, you will be entitled to receive the compensation due you through the date of your termination.

8.	Confidential Information and Non-Disclosure. You hereby agree to execute and deliver to the Company the Hypercom Employee Non-Disclosure Agreement attached hereto as Exhibit A.

9.	Personal Rights and Obligations. This Agreement and all rights and obligations hereunder are personal and will not be assignable by either you or the Company except as provided in this Paragraph 9, and any purported assignment in violation thereof will be null and void. Any person, firm or corporation succeeding to the business of the Company by merger, consolidation, purchase of assets or otherwise will assume by contract or operation of law the obligations of the Company hereunder and in such a case you will continue to honor this Agreement with such business substituted for the Company as the employer.

10.

Notices. Any notice, election or communication to be given under this Agreement will be in writing and delivered in person or deposited, certified or registered, in the United States mail, postage prepaid, addressed as follows:

If to the Company:

Hypercom Corporation
2851 West Kathleen Road
Phoenix, Arizona 85053
Attn: General Counsel

If to you:
William Keiper

or to such other addresses as the Company or you may from time to time designate by notice hereunder. Notices will be effective upon delivery in person or upon receipt of any facsimile or e-mail, or at midnight on the fourth business day after the date of mailing, if mailed.

11.	Entire Agreement. Except for the Hypercom Employee Non-Disclosure Agreement attached hereto as Exhibit A to which you are subject, this Agreement constitutes and embodies the full and complete understanding and agreement of the Company and you with respect to your employment by the Company and supersedes all prior understandings or agreements whether oral or in writing. This Agreement may be amended only by a writing signed by you and the Company. This Agreement may be executed in any number of counterparts, each of which will be considered a duplicate original.

12.	Arbitration. Any controversy relating to this Agreement or relating to the breach hereof will be settled by arbitration conducted in Phoenix, Arizona in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The award rendered by the arbitrator(s) will be final and judgment upon the award rendered by the arbitrator(s) may be entered upon it in any court having jurisdiction thereof. The arbitrator(s) will possess the powers to issue mandatory orders and restraining orders in connection with such arbitration. The expenses of the arbitration will be borne by the losing party unless otherwise allocated by the arbitrator(s). This agreement to arbitrate will be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceedings, the parties will continue to perform their respective obligations under this Agreement. Nothing in this Agreement will preclude the Company or any affiliate or successor from seeking equitable relief, including injunction or specific performance, in any court having jurisdiction, in connection with any obligations of confidentiality.

13.	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Arizona.

14.	Withholding and Release. You acknowledge and agree that payments made to you hereunder may be subject to withholding. You further acknowledge and agree that payment of any compensation to be provided to you following any termination of your employment is subject to your compliance with any reasonable and lawful policies or procedures of the Company relating to employee severances, including the execution and delivery by you of a release reasonably satisfactory to the Company of any and all claims that you may have against the Company or related persons, except for (i) any continuing obligations required by law or provided herein, and (ii) for any continuing obligations of indemnification due you as an officer (or a former officer).

Very truly yours,

/s/ Grant Lyon

Grant Lyon Interim Chief Financial Officer

ACCEPTED:

/s/ William Keiper
William Keiper

Date: March 30, 2005